Exhibit 99.1

NEWS RELEASE

Contacts:
Janet Yang, Finance Manager
713-297-8024
Lisa Elliott / lelliott@drg-l.com
DRG&L / 713-529-6600

W&T OFFSHORE PROVIDES UPDATE REGARDING

ITS ACQUISITION OF OFFSHORE FIELDS FROM SHELL OFFSHORE

HOUSTON — December 7, 2010 — W&T Offshore, Inc. (NYSE: WTI) announced today that Shell Offshore Inc. has informed W&T that BP Exploration & Production Inc., the operator of the Gulf of Mexico deepwater blocks Viosca Knoll 871 & 915, known as the Marlin and Dorado Fields, has elected to exercise its preferential rights to purchase Shell’s interest in the fields. As a result, the Marlin and Dorado Fields will not be included in W&T’s recently announced acquisition from Shell.

On November 4, 2010, W&T announced the acquisition from Shell of interests in five Gulf of Mexico deepwater producing fields known as Tahoe, SE Tahoe, Droshky, Marlin and Dorado Fields with an effective date of September 1, 2010. The closing of the acquisition of Shell’s interests in the Marlin and Dorado Fields was funded in escrow pending waiver or exercise of preferential rights affecting these two properties. At that time, W&T also signed a letter of intent to acquire Shell’s interest in a sixth property located in the Gulf of Mexico shelf. W&T agreed to pay $450 million in cash for interests in all six properties prior to post-effective date adjustments with estimated proved reserves of 154.3 billion cubic feet of natural gas equivalent (“Bcfe”).

Excluding the Marlin and Dorado fields, W&T paid or anticipates paying an aggregate of $193 million in cash, subject to customary post-effective date adjustments, and assume approximately $32 million for the asset retirement obligations associated with the four offshore producing properties acquired or intended to be acquired from Shell. Both amounts are subject to change based on the number of properties ultimately acquired, all as described below. The acquisition was funded with W&T’s available cash on hand and from borrowings on its revolving credit facility. The Company anticipates funding the Gulf of Mexico shelf property, subject to the letter of intent, with cash on hand. Combined production, net to our interest or Shell’s interest, in the four fields is currently approximately 2,100 barrels of oil per day and 68 MMcf of natural gas per day or approximately 80.6 MMcfe per day. Proved reserves associated with the acquired properties and the property subject to the letter of intent are estimated at 3.0 million barrels of oil or natural gas liquids and 104.1 billion cubic feet of natural gas, or 121.8 Bcfe. These reserves were determined by Netherland, Sewell and Associates Inc. as of September 1, 2010, based on SEC reserves definitions and pricing.

The acquired properties and the property subject to the letter of intent are as follows:

	Tahoe	SE Tahoe	GOM Shelf Property (1)	Droshky
Shell’s Interest	70% WI	100% WI	64.3%	6.25% ORRI (2)
Post close operator	W&T	W&T	W&T	Third Party
~Water depth	1,500'	1,770'	20' - 30'	2,900'
Block location	Viosca Knoll 783	Viosca Knoll 784	Shelf	Green Canyon 244
~ Net daily production	5.6 MBoe	1.6 MBoe	3.3 MBoe	3.0 MBoe
% Liquids (3)	8%	2%	0%	85%

(1)	Acquisition subject to a letter of intent.
(2)	Overriding royalty interest
(3)	Determined using the ratio of six Mcf of natural gas to one barrel of barrel of crude oil or NGL.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and holds, prior to the acquisition described above, working interests in approximately 75 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Form 10-Q reports found at (www.sec.gov).

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